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                                                                     EXHIBIT 5.1




January 27, 2000

Nuevo Grupo Iusacell, S.A. de C.V.
Prolongacion Paseo de la Reforma 1236
Colonia Santa Fe
Delegacion Cuajimalpa
05348 Mexico, D.F.

Ladies and Gentlemen:

         We have acted as special Mexican counsel to Nuevo Grupo Iusacell, S.A. de C.V. (the "Company"), a limited liability stock company organized under the laws of the United Mexican States ("Mexico") in connection with the proposed issuance by the Company of series V shares of the Company without stated par value (the "Series V Shares"), to be issued in connection with an offer to exchange American Depositary Shares of the Company (the "Series V ADSs"), each representing 10 Series V Shares, for series D ADSs and series L ADSs of Grupo Iusacell, S.A. de C.V. ("Oldco"). Such exchange offer is more fully described in the Registration Statement on Form F-4 filed by the Company on the date hereof (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of Prospectus that is a part thereof (the "Prospectus"), the Company's bylaws (estatutos sociales) and such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and have relied upon the relevant facts stated therein.
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         Based on the foregoing, and subject to the qualifications stated
herein, we are of the opinion that the Series V Shares to be offered for subscription by the Company, in the exchange offer as contemplated by the Registration Statement, have been duly authorized and, when issued, subscribed and paid for in the manner contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus in the sections captioned "Taxation - Mexican Tax Considerations", "Business - Enforceability of Civil Liabilities", "Description of New Iusacell Capital Stock
- Forfeiture of Shares" and "Legal Matters".

         No opinion is given herein with respect to any laws other than the federal laws of Mexico. This opinion shall be governed by and construed in accordance with the federal laws of Mexico.

Sincerely,



De Ovando y Martinez del Campo, S.C.
By: Ana Maria Fernandez Rionda